Exhibit 99.1

Media: Troy Kirkpatrick (614) 757-6225 troy.kirkpatrick@cardinalhealth.com	Investors: Brian Baker (614) 757-5035 brian.baker@cardinalhealth.com

CARDINAL HEALTH STATEMENT ON MARKET SPECULATION

DUBLIN, Ohio, Oct. 26, 2010 — Cardinal Health today issued the following statement in response to published market speculation:

While it is our longstanding practice not to respond to market rumors and speculation, we are making an exception in this limited situation. Cardinal Health is not in discussions with any party regarding an acquisition of Cardinal Health. We do not expect to have further comment on this matter.

About Cardinal Health

Headquartered in Dublin, Ohio, Cardinal Health, Inc. (NYSE: CAH) is a $99 billion health care services company that improves the cost-effectiveness of health care. As the business behind health care, Cardinal Health helps pharmacies, hospitals, ambulatory surgery centers and physician offices focus on patient care while reducing costs, improving efficiency and quality, and increasing profitability. Cardinal Health is an essential link in the health care supply chain, providing pharmaceuticals and medical products to more than 60,000 locations each day. The company is also a leading manufacturer of medical and surgical products, including gloves, surgical apparel and fluid management products. In addition, the company supports the growing diagnostic industry by supplying medical products to clinical laboratories and operating the nation’s largest network of radiopharmacies that dispense products to aid in the early diagnosis and treatment of disease. Ranked #17 on the Fortune 500, Cardinal Health employs more than 30,000 people worldwide. More information about the company may be found at cardinalhealth.com.